Exhibit 10.8

GANNETT CO., INC.

2015 DEFERRED COMPENSATION PLAN

RULES FOR POST-2004 DEFERRALS

GANNETT CO., INC.

2015 DEFERRED COMPENSATION PLAN

RULES FOR POST-2004 DEFERRALS

5.0	GANNETT CO., INC. 401(K) SAVINGS PLAN EXCESS CONTRIBUTIONS		24
	5.1.	Introduction	24
	5.2.	Eligible Participants	24
	5.3.	Definitions applicable to this Article	24
	5.4.	Excess Plan Benefit	25
	5.5.	Crediting Benefits	25
	5.6.	Vesting	25
	5.7.	Payment of Benefits	25
	5.8.	Other Plan Provisions	26

GANNETT CO., INC.
2015 DEFERRED COMPENSATION PLAN
RULES FOR POST-2004 DEFERRALS

1.0                               BACKGROUND

1.1.                            Introduction

In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies.  The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”).  In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (the “Company”).  The entity formerly known as Gannett Co., Inc. was renamed “TEGNA Inc.” (the “Predecessor Company”) and continues the digital/broadcast businesses.

Certain Participants in this Gannett Co., Inc. 2015 Deferred Compensation Plan (the “Plan”) were participants in the Predecessor Company Deferred Compensation Plan (the “Predecessor Plan”).  The Participants who had benefits under the Predecessor Plan that have been assumed by this Plan (the “Transferred Participants”) are specified in that certain Employee Matters Agreement by and between the Company and the Predecessor Company dated                       , 2015 (the “Employee Matters Agreement”).  The Company, and not the Predecessor Company, shall be solely responsible for paying such assumed benefits.  The Employee Matters Agreement may be used as an aid in interpreting the terms of the benefits hereunder.  Notwithstanding any other provision of this Plan or the Predecessor Plan, no Participant shall be entitled to duplicate benefits under both such Plans with respect to the same period of service or compensation.

The list of Transferred Participants is maintained by the Company.  The benefits with respect to Transferred Participants derived from the Predecessor Plan shall not be amended in a manner so as to subject them to additional tax under Section 409A of the Internal Revenue Code, and any amendment which would have such an effect shall be deemed void and ineffective.

The Predecessor Company’s Deferred Compensation Plan is comprised of two documents, the Gannett Co., Inc. Deferred Compensation Plan (“the Pre-2005 Predecessor Plan”) and the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals (the “Post-2004 Predecessor Plan”).  Benefits of Transferred Participants accrued under the Post-2004 Predecessor Plan that have been assumed by the Company will be paid under the terms of this document.  Benefits of Transferred Participants accrued under the Pre-2005 Predecessor Plan that have been assumed by the Company will be paid under the rules set forth in the document subtitled “Rules for Pre-2005 Deferrals”; rather than this document.

The Plan is comprised of two documents, this document (“the Post-2004 Plan”) and the document subtitled the “Rules for Pre-2005 Deferrals” (the “Pre-2005 Plan”).

This Plan was adopted to provide the opportunity for directors of the Company who are not also employees (“Directors”) and designated key employees of the Company to defer certain compensation.  Directors may defer to future years all or part of their fees and designated key employees may defer to future years all or part of their salary and bonuses.  The Committee may also allow Directors and key employees to defer such other forms of taxable income derived from the performance of services for the Company as may be designated by the Committee and which may be deferred pursuant to such special terms and conditions as the Committee may establish (including, without limitation awards under long-term incentive and stock-based plans) (amounts that may be deferred under this Plan are collectively referred to as “Compensation”).  The Plan also permits the Company to credit eligible Participants’ deferred compensation accounts with additional awards, and such awards shall be subject to such rules that are specified by the Company.

1.2.                            Certain Definitions

The term “SIRs” (Stock Incentive Rights) used in this Plan includes restricted stock awards, restricted stock units and other equity-based awards issued under equity-based compensation plans of the Company or the Predecessor Company.  The term “Committee” used in this Plan means the Benefit Plans Committee.  The term “Company” means the Company as defined above in Section 1.1 and any successor to its business and/or assets which assumes the Plan by operation of law or otherwise.  The term “Board” means the Board of Directors of the Company.

2.0                               EXPLANATION OF PLAN

2.1.                            Effective Date

The Effective Date of this Plan is               , 2015.  The Predecessor Plan was initially effective July 1, 1987.  The Company intends that the Post-2004 Plan satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid the imposition of the taxes imposed under Section 409A.  Accordingly, the requirements of Code Section 409A and the regulations and guidance issued thereunder (collectively, “Section 409A”) are incorporated by reference to the extent necessary to avoid any tax being imposed on a Participant under Section 409A.  The terms of this Plan can apply to amounts that are subject to Section 409A, which generally means amounts that are deferred, earned or vested on or after January 1, 2005 (and earnings on such amounts).  The Committee shall keep separate records for amounts that are and are not subject to Section 409A.

For a Participant who is employed immediately following the Effective Date by the Company or an affiliate and each “Former SpinCo Group Employee” (as defined in the Employee Matters Agreement), service shall be recognized with the Predecessor Company or any of its subsidiaries or predecessor entities at or before the Effective Date, to the same extent that such service was recognized by the Predecessor Company under the Predecessor Plan prior to the Effective Date as if such service had been performed for the Company for purposes of eligibility, vesting and determination of level of benefits under this Plan.

2.2.                            Eligibility

In addition to Transferred Participants, the Plan is available to (a) Directors of the Company and (b) officers and employees of the Company who reside in the United States and who are designated as eligible by the Committee.  No employee may be designated as eligible unless the employee belongs to “a select group of management or highly compensated employees” as defined in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.3.                            Interest in the Plan; Deferred Compensation Account

For each eligible person who elects to defer Compensation or on behalf of whom the Company makes an award (“Participant”), one or more Deferred Compensation Accounts shall be established in accordance with Section 2.6(a).  A Participant’s interest in the Plan shall be the Participant’s right to receive payments under the terms of the Plan.  A Participant’s payments from the Plan shall be based upon the value attributable to the Participant’s Deferred Compensation Accounts.

2.4.                            Amount of Deferral

A Participant may elect to defer receipt of all or a part of his or her Compensation provided that the minimum deferral for any type of Compensation that is expected to be deferred must be $5,000 for the year of deferral or, in the case of deferred SIRs, such minimum number of shares as the Committee may determine.

2.5.                            Time of Election of Deferral

(a)                                 Deferral elections are subject to the requirements of Section 409A and must be made at such time and pursuant to such terms and conditions as are established by the Committee.  This means that, other than for the special circumstances set forth below (each of which is subject to the requirements of Section 409A), all elections to defer Compensation must be made before the last day of the calendar year preceding the calendar year in which the services giving rise to the compensation are performed.

(i)                                     In the case of Compensation that qualifies as performance-based compensation within the meaning of Section 409A and is based on services performed over a performance period of at least 12 months, the employee or Director may be permitted to defer the performance-based Compensation no later than 6 months before the end of the performance period; provided that the employee or Director performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this provision, and that in no event may an election to defer performance-based Compensation be made after such Compensation has become readily ascertainable.

(ii)                                  In the year that an employee or Director first becomes eligible to make elective deferrals under the Plan (or any elective deferral plan aggregated with this Plan under Section 409A), the employee or Director may be permitted to make a deferral election within 30 days of first becoming eligible.  This initial deferral may relate only to Compensation attributable to services to be performed following the deferral election.

(iii)                               If an employee or Director has a legally binding right to a payment in a subsequent year that is subject to a condition requiring the employee or Director to continue to provide services for a period of at least 12 months from the date the employee or Director obtains the legally binding right, to avoid forfeiture of the payment, the employee or Director may be permitted to elect to defer such compensation on or before the 30th day after the employee or Director obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

(iv)                              If an employee or Director has a legally binding right to a payment of compensation in a subsequent taxable year that, absent a deferral election, would be treated as a short-term deferral within the meaning of Section 409A, the employee or Director may be permitted to elect to defer such compensation in accordance with the requirements of Section 1.409A-2(b), applied as if the amount were a deferral of compensation and the scheduled payment date for the amount were the date the substantial risk of forfeiture lapses.

(b)                                 In the case of Director’s fees, whether payable in cash, Restricted Stock, or any other form permitted to be deferred under the Plan, deferral elections under the Plan shall relate to one-year terms (each, a “Term”) beginning with each annual meeting of shareholders of the Company (“Annual Meeting”) and ending immediately prior to the next Annual Meeting.  Deferral elections shall be made no later than the date specified by the Committee that is on or prior to the last day of calendar year preceding the commencement of the applicable Term.  The foregoing election requirements shall be subject to the rules set forth in Section 2.5(a) above.

(c)                                  Once made, an election to defer for a particular time period is irrevocable.  No acceleration in a Payment Commencement Date or a change in a Method of Payment may be made except as expressly permitted by the Plan and Section 409A.

(d)                                 Notwithstanding any other provision hereof, for purposes of the year 2015 only, elections by a Transferred Participant under the Predecessor Plan shall apply to determine deferrals hereunder.

2.6.                            Accounts and Investments

(a)                                 All Participant records, reports and elections shall be maintained and administered on the basis of the Participant’s Deferred Compensation Accounts which are determined based on the Payment Commencement Dates (as defined in Section 2.9(b)) and Method of Payments (as defined in Section 2.9(c)) elected by the Participant, i.e., all amounts that have been elected to be paid on a designated Payment Commencement Date under a designated Method of Payment shall be aggregated into a single Deferred Compensation Account for a Participant for purposes of subsequent recordkeeping and for elections that may be available with respect to the deferred amounts, such as investment elections and payment method elections.  Additionally, for recordkeeping purposes one or more separate Deferred Compensation Accounts shall be established for amounts that the Company contributes under Section 2.11 or Article 5 for each Participant.  Excluding Deferred Compensation Accounts established for amounts that the Company contributes under Section 2.11 or Article 5, the maximum number of Deferred Compensation Accounts a Participant may have at any time is five, subject to the Committee’s right to increase such limit.  Deferred Compensation Accounts are hypothetical accounts only; no actual accounts are established for individual Participants.  Except as provided in subsection 2.9(e), the payout rules for a Deferred Compensation Account may not be changed after the rules for that Account have been established.

(b)                                 The amount of Compensation deferred will be credited to the Participant’s Deferred Compensation Account or Accounts as soon as practicable after the Compensation would have been paid had there been no election to defer.

The amounts credited in a Deferred Compensation Account will be deemed invested in the fund or funds designated by the Participant from among funds selected by the Committee, which may include the following or any combination of the following:

(i)                                     money market funds;

(ii)                                  bond funds;

(iii)                               equity funds; and

(iv)                              the Gannett stock fund.

Although the Plan is not subject to section 404(c) of ERISA, the funds available to Participants under the Plan shall, at all times, constitute a broad range of investment alternatives that would meet the standards pertaining to the range of investments set forth in regulations promulgated by the Department of Labor under section 404(c) of ERISA, or any successor provision, as if that provision were applicable to the Plan.  In the discretion of the Committee, funds may be added, deleted or substituted from time to time, subject to the preceding sentence.

Information on the specific funds permitted under the Plan shall be made available by the Committee to the Participants.  If the Committee adds, deletes or substitutes a particular fund, the Committee shall notify Participants in advance of the change and provide Participants with the opportunity to change their allocations among funds in connection with such addition, deletion or substitution.

A Participant may allocate contributions to his or her Deferred Compensation Accounts among the available funds pursuant to such procedures and requirements as may be specified by the Committee from time to time.  Participants shall have the opportunity to give investment directions with respect to their Accounts at least once in any three-month period.

(c)                                  Unless otherwise specified in an agreement memorializing a particular award or as otherwise specified under the Plan, all deferrals under this Plan and the earnings credited to them are fully vested at all times.

(d)                                 The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company but shall be subject to the claims of the creditors of the Company in the event of the Company’s insolvency or bankruptcy as provided in the trust agreement described below.

Plan assets may, in the Company’s discretion, be placed in a trust (the “Rabbi Trust”) (which Rabbi Trust may be a sub-trust maintained as a separate account within a larger trust that is also used to pay benefits under other Company- sponsored unfunded nonqualified plans) but will nevertheless continue to be subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy as provided in the trust agreement.  In any event, the Plan is intended to be unfunded under Title I of ERISA.

2.7.                            Participant’s Option to Reallocate Amounts

A Participant may elect to reallocate amounts in his or her Deferred Compensation Accounts among the available funds pursuant to such procedures and requirements as may be specified by the Committee from time to time consistent with the final sentence of Section 2.6(b).

With respect to the Gannett stock fund, the accounts of Transferred Participants only shall also have shares of Predecessor Company stock derived from the Spin-off.  Transferred Participants may elect in a manner prescribed by the Committee to allocate out of such Predecessor Company stock but shall not be able to allocate any additional amounts to Predecessor Company stock.

2.8.                            Reinvestment of Income

Income from a hypothetical fund investment in a Deferred Compensation Account shall be deemed to be reinvested in that fund as soon as practicable under the terms of that fund.

2.9.                            Payment of Deferred Compensation

(a)                                 No withdrawal may be made from the Participant’s Deferred Compensation Accounts except as provided in this Section.

(b)                                 At the time a deferral election is made, the Participant shall choose the date on which payment of the amount credited to the Deferred Compensation Account is to commence, which date shall be either April 1 or October 1 of the year of the Participant’s retirement, the year next following the Participant’s retirement, or any other year specified by the Participant that is after the year for which the Participant is making the deferral (“Payment Commencement Date”).  In the case of Director Participants, the Payment Commencement Date shall be no later than October 1 of the year after the Director Participant retires from the Board.  In the case of key employee Participants, the Payment Commencement Date shall be no later than October 1 of the year following the year during which the key employee reaches age 65 or actually retires, whichever occurs later.  Special timing rules may apply to payout from certain investment funds (provided that such rules must not alter the timing of payout in a manner that violates Section 409A).

(c)                                  At the time the election to defer is made, the Participant may choose to receive payments either (i) in a lump sum; (ii) if the Payment Commencement Date is during a year in which an employee Participant could have retired under a retirement plan of the Company (i.e., the employee Participant has attained at least age 55 and has at least 5 years of service), in up to fifteen annual installments; or (iii) if the Payment Commencement Date is during a year in which a Director Participant has attained at least age 55 and has at least 5 years of service, in up to fifteen annual installments.  The method of paying a Deferred Compensation Account is the “Method of Payment.”  The amount of any payment under the Plan shall be the value attributable to the Deferred Compensation Account on the last day of the month preceding the month of the payment date, divided by the number of payments remaining to be made, including the payment for which the amount is being determined.

Under rules prescribed by the Committee, at the time the election to defer is made, a Participant may elect to allocate a portion of the Participant’s deferral elections to pre-existing Deferred Compensation Accounts and/or a new Deferred Compensation Account established for such deferral.  Notwithstanding the foregoing, excluding Deferred Compensation Accounts established for amounts that the Company contributes under Section 2.11 or Article 5, the maximum number of Deferred Compensation Accounts a Participant may have at any time is five, subject to the Committee’s right to increase such limit.  Except as provided in subsection (e), the payout rules for a Deferred Compensation Account may not be changed after the rules for that Account have been established

(d)                                 In the event of a Participant’s death or Disability before the Participant has received any payments from a Deferred Compensation Account, the value of the Account shall be paid to the Participant’s designated beneficiary, in the case of death, or to the Participant, in the case of Disability, at such time and in such form of payment as is set forth on the applicable deferral form signed by the Participant.  In the event of the Participant’s death or Disability after installment payments from a Deferred Compensation Account have commenced, the remaining balance of the Account shall be paid to the Participant or designated beneficiary, as applicable, over the installments remaining to be paid.  For purposes of this Plan and consistent with such term’s definition under Section 409A, “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

Beneficiary designations shall be submitted on the form specified by the Company.  A Participant may only have a single beneficiary designation that will apply to all of his/her Deferred Compensation Accounts, and the filing of a new beneficiary designation shall automatically revoke any previous beneficiary designation for all of the Participant’s Deferred Compensation Accounts.  In the event a beneficiary designation has not been made, or the beneficiary was not properly designated (in the sole discretion of the Company), has died or cannot be found, all payments after death shall be paid to the Participant’s estate.  In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant’s estate.

(e)                                  A Participant may not change an initial Payment Commencement Date or Method of Payment for a Deferred Compensation Account after an election has been made except as provided in the following sentence.  If an active Participant specifies a particular year as a Payment Commencement Date (rather than retirement) and such date is a date when the Participant is less than age 60, the Participant may elect to select a new Method of Payment or Payment Commencement Date by delivering a written election to the Committee (a “Subsequent Election”); provided that (i) such Subsequent Election may not take effect until at least 12 months after the date on which the Subsequent Election is made, (ii) the payment with respect to which such Subsequent Election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; and (iii) the election must be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of installment payments 12 months before the date the first amount was scheduled to be paid).

A technical note — if a Participant has elected the year of retirement as the Payment Commencement Date but retires on a date that is after the designated Payment Commencement Date, the payment (or the first annual installment) will begin on the first day of the month after the month in which the Participant retires.

Restrictions on changing Payment Commencement Dates and Methods of Payment shall not prevent the Participant from choosing a different Payment Commencement Date and/or Method of Payment for amounts to be deferred in subsequent years, subject to the limitation on the number of Deferred Compensation Accounts a Participant may have.

(f)                                   Notwithstanding any Payment Commencement Date or Method of Payment selected by a Participant, the following rules shall apply:

(i)                                     If an employee Participant’s employment with the Company terminates other than (1) at or after early or normal retirement pursuant to a retirement plan of the Company (i.e., the Participant has attained at least age 55 and has at least 5 years of service), (2) by reason of the Participant’s death, or (3) by reason of the Participant’s Disability, the Committee shall distribute such employee Participant’s benefits as soon as administratively practicable following the Participant’s termination of employment (but not later than 60 days after such termination).

(ii)                                  If a Director Participant’s directorship terminates for any reason other than (1) at or after reaching the prescribed mandatory retirement age from the Board (i.e., age 70 for outside Directors and age 65 for Directors who were former Company executives), (2) by reason of such Participant’s death, or (3) by reason of such Participant’s Disability, the Committee shall distribute such Director Participant’s benefits in the form of a lump sum, as soon as administratively practicable following the Participant’s termination of employment (but not later than 60 days after such termination).

(g)                                  If, in the discretion of the Committee and subject to the requirements of Section 409A, the Participant has a need for funds due to an “unforeseeable emergency”, benefits may be paid prior to the Participant’s Payment Commencement Date.  For this purpose, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Distributions under this subsection may only be made if, consistent with Section 409A, the amounts distributed with respect to the emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  The Participant requesting a payment under this subsection must supply the Committee with a statement indicating the nature of the emergency that created the severe financial hardship, the fact that all other reasonably available resources are insufficient to meet the need, and any other information which the Committee decides is necessary to evaluate whether an unforeseeable emergency exists.

(h)                                 In the Company’s discretion, payments from the Plan may be made in cash or in the kind of property represented by the fund or funds selected by the Participant.

(i)                                     All contributions to the Plan and all payments from the Plan, whether made by the Company or the Trustee, shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities.

(j)                                    Notwithstanding any provision to the contrary, a distribution triggered by a specified employee’s separation from service (for any reason other than death) may not commence before the date which is 6 months after the date of the specified employee’s separation from service (or if, earlier, the employee’s death).  For purposes of the Plan, a “specified employee” has the meaning set forth in Section 409A.  If this provision is triggered, any amount that would otherwise have been paid during such 6 month period shall be paid on the date that is the first day of the seventh month after such employee’s separation from service (or if, earlier, the employee’s death).  For purposes of this Plan, the date when a Participant is deemed to be separated from service, retired, or terminated shall be determined consistent with the requirements of Section 409A.

(k)                                 Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate the time or schedule of a payment, or a payment may be made under the Plan, to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code sections 3101, 3121(a), and 3121(v)(2) on compensation deferred under the plan (the “FICA Amount”). Additionally, the Committee may provide for the acceleration of the time or schedule of a payment, or a payment may be made under the Plan, to pay the income tax at source on wages imposed under section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes.  However, the total payment under this acceleration provision must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.

2.10.                     Manner of Electing Deferral, Choosing Investments and Choosing Payment Options

(a)                                 In order to make any elections or choices permitted hereunder, the Participant must give written or electronic notice to the Committee.  A notice electing to defer Compensation shall specify:

(i)                                     the percentage, specified dollar amount, and/or amount above a specified dollar amount that is to be deferred (provided that the deferral is expected to be an amount that is a least $5,000 for the year);

(ii)                                  the type of Compensation to be deferred;

(iii)                               the funds chosen by the Participant; and

(iv)                              the portion of the Participant’s deferral elections that will be made to pre-existing Deferred Compensation Accounts and/or a new Deferred Compensation Account established for such deferral.

In the event that a new Deferred Compensation Account is established for such deferral, the Participant must designate the payout rules that will apply to such Deferred Compensation Account, e.g., the Method of Payment and the Payment Commencement Date, including rules for payment in the event of the Participant’s Disability or death.  Each Deferred Compensation Account shall have Section 409A compliant payout rules specifying the Method of Payment and the Payment Commencement Date, including rules for payment in the event of the Participant’s Disability or death.  Once established, such payout rules may not be changed except as provided in Section 2.9(e).

(b)                                 Subject to the requirements of Section 409A, the Committee, in its sole discretion, may establish rules for the manner in which deferral elections may be made and will provide election forms to permit Participants to defer Compensation to be earned during a calendar year.  An election by a Participant to defer Compensation shall apply only to Compensation deferred in the calendar year for which the election is effective.

(c)                                  The last form received by the Committee directing an allocation of amounts in a Deferred Compensation Account among the funds available shall govern until changed by the receipt by the Committee of a subsequent allocation form.

(d)                                 Notwithstanding any provision in the Plan to the contrary, the Committee may permit elections, designations and allocations to be made through electronic means, and Plan statements and communications may be provided through electronic means.

2.11.                     Company Contributions

The Company may, in its sole discretion, make direct awards to the accounts or subaccounts on behalf of any eligible Participant.  The amount and timing of such awards shall be subject to the approval of the Executive Compensation Committee of the Board and that Committee may impose vesting or other requirements on such accounts.

Except as otherwise provided in this Section, accounts so established shall be subject to the same terms, conditions, and elections as are applicable to other accounts under the

Plan.  The Company shall specify the time and Method of Payment of amounts from such accounts when the award is made.

2.12.                     Deferrals of Restricted Stock by Directors

A Director who has elected to receive all or some of his or her fees for a Term, including, as applicable, the Director’s annual retainer, chair retainer, meeting fees or long-term award, in the form of Restricted Stock, may elect to defer such Restricted Stock in accordance with such guidelines and restrictions as may be established by the Committee and in accordance with the general terms of this Plan and Section 409A, subject to the following:

(a)                                 An election to defer Restricted Stock must be made at the time the Director elects to receive all or some of his or her fees for the applicable Term, as described above, in the form of Restricted Stock, and in accordance with Section 2.5 of the Plan.  If a Director makes such a deferral election, the election must apply to all fees for the applicable Term that the Director has elected to receive in the form of Restricted Stock.

(b)                                 An election to defer Restricted Stock shall constitute a direction by the Director to have the Company, in lieu of currently issuing shares of Restricted Stock, defer under this Plan an amount equal to the value of the Restricted Stock subject to the election as determined at the time of the award.  The Restricted Stock deferred by a Director under this Plan for a Term shall be credited as units of stock to a separate sub-account within the Director’s Deferred Compensation Account.  Any vesting restrictions applicable to an award of Restricted Stock deferred under the Plan shall apply to the sub-account attributable to such award until such restrictions lapse in accordance with the original terms of the award.

(c)                                  Restricted Stock deferred under the Plan shall be deemed invested in the Gannett stock fund during the entire deferral period and the Director shall not have the right to reallocate such deemed investment to any of the other investment options otherwise available under the Plan.

(d)                                 At the time an election to defer Restricted Stock is made, the Director shall elect the time and form of payment of such deferral and earnings thereon in accordance with Section 2.9 of the Plan, provided, however, that payment of such amounts shall commence in the year the Director leaves the Board.  Payments shall be made in shares of Company common stock.

(e)                                  Any portion of a Director’s Deferred Compensation Account attributable to deferred Restricted Stock, whether or not vested, shall not be available for early withdrawal pursuant to Section 2.9(g) of the Plan.

2.13.                    Transition Rule Deferral Elections

Notwithstanding any provision to the contrary, active employees and Directors of the Company as of December 1, 2008, who have made elective deferrals into the Plan that are subject to the requirements of Section 409A (“409A Deferrals”) shall be permitted to make new elections as to the time and form that their 409A Deferrals (including earnings and losses on such amounts) will be paid under this Plan; provided that the earliest date on which payments under a new election may commence is October 2009.  The following rules shall apply to such elections:

•                  such elections shall supersede any previous elections that the Participant has made with respect to his/her 409A Deferrals;

•                  such elections must be made before December 31, 2008, or such earlier date designated by the Committee, and pursuant to such rules established by the Committee; and

•                  such elections must be made in accordance with Section 409A and are subject to the requirements of IRS Notice 2007-86, which provide that the election may only apply to amounts that would not otherwise be payable in 2008.

3.0                               ADMINISTRATION OF THE PLAN

3.1.                            Statement of Account

Statements setting forth the values of the funds deemed to be held in a Participant’s Deferred Compensation Accounts will be sent to each Participant quarterly or more often as the Committee may elect.  A Participant shall have two years from the date a statement has been sent to question the accuracy of the statement.  If no objection is made to the statement, it shall be deemed to be accurate and thereafter binding on the Participant for all purposes.

3.2.                            Assignability

The benefits payable under this Plan shall not revert to the Company or be subject to the Company’s creditors prior to the Company’s insolvency or bankruptcy, nor, except pursuant to will or the laws of descent and distribution, shall they be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Participant, the Participant’s beneficiary or the creditors of either, including such liability as may arise from the Participant’s bankruptcy.

3.3.                            Business Days

In the event any date specified herein falls on a Saturday, Sunday, or legal holiday, such date shall be deemed to refer to the next business day thereafter or such other date as may be determined by the Committee in the reasonable exercise of its discretion.

3.4.                           Administration

This Plan shall be administered by the Committee.  The Committee has sole discretion to interpret the Plan and to determine all questions arising in the administration,

interpretation, and application of the Plan.  The Committee’s powers include the power, in its sole discretion and consistent with the terms of the Plan, to determine who is eligible to participate in this Plan, to determine the eligibility for and the amount of benefits payable under the Plan, to determine when and how amounts are allocated to a Participant’s Deferred Compensation Account, to establish rules for determining when and how elections can be made, to adopt any rules relating to administering the Plan and to take any other action it deems appropriate to administer the Plan.  The Committee may delegate its authority hereunder to one or more persons.  Whenever the value of a Deferred Compensation Account is to be determined under this Plan as of a particular date, the Committee may determine such value using any method that is reasonable, in its discretion.  Whenever payments are to be made under this Plan, such payments shall begin on or within a reasonable period of time after the designated date, as determined by the Committee and subject to the limitations under Section 409A, and no interest shall be paid on such amounts for any reasonable delay in making the payments.

This Plan is intended to comply with the requirements of Section 409A, and shall be interpreted and administered in accordance with that intent.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  Any reference in this Plan to “separation from service”, “retirement”, “cessation of employment”, “termination of employment”, “termination of employment with the Company”, “directorship termination”, “retirement from the Board”, “Director leaves the Board”, “cessation of employment with the Company or any Participating Affiliate” or similar term shall mean a “separation from service” within the meaning of Section 409A.

3.5.                            Amendment

(a)                                 Subject to the requirements of Section 409A, this Plan may at any time and from time to time be amended or terminated by the Board or the Compensation Committee of the Board.  No amendment shall, without the consent of a Participant, adversely affect such Participant’s interest in the Plan, i.e., the Participant’s benefit accrued to the effective date of the amendment (hereinafter referred to as the “Protected Interest”), as determined by the Committee in its sole discretion.

(b)                                 An amendment shall be considered to adversely affect a Participant’s interest in the Plan if it has the effect of:

(i)                                     reducing the Participant’s Protected Interest in his or her Deferred Compensation Accounts;

(ii)                                  eliminating or restricting a Participant’s right to give investment directions with respect to the Participant’s Protected Interest in his or her Deferred Compensation Accounts under Sections 2.6 and 2.7 of the Plan, except that a change in the number or type of funds available shall not be considered an amendment of the Plan as long as the funds available to Participants following such change constitute a broad range of investment alternatives under the standards pertaining to the range of investments set forth in regulations promulgated by the Department of Labor under section 404(c) of ERISA or any successor provision;

(iii)                               eliminating or restricting any timing or payment option available with respect to the Participant’s Protected Interest in his or her Deferred Compensation Accounts, or the Participant’s right to make and change payment elections with respect to such Protected Interest, under Section 2.9, 2.10 or any other provision of the Plan;

(iv)                              reducing or diminishing any of the change in control protections provided to the Participant under Section 3.7 or any other provision of the Plan; or

(v)                                 reducing or diminishing the rights of the Participant under this Section 3.5 with respect to any amendment or termination of the Plan.

(c)                                  Notwithstanding anything in the foregoing to the contrary, any amendment made for the purpose of protecting the favorable tax treatment of amounts deferred under the Plan following a change in applicable law, including for this purpose a change in statute, regulation or other agency guidance, shall not be considered to adversely affect a Participant’s interest in the Plan.

(d)                                 If the Plan is terminated and if permitted by Section 409A, compensation shall prospectively cease to be deferred as of the date of the termination.  To the extent permitted by Section 409A, each Participant will be paid the value of his or her Deferred Compensation Accounts, including earnings credited through the payment date based on the Participant’s investment allocations, at the time and in the manner provided for in Sections 2.9 and 2.10.

3.6.                            Liability

(a)                                 Except in the case of willful misconduct, no Director or employee of the Company, or person acting as the independent fiduciary provided for in Section 3.7, shall be personally liable for any act done or omitted to be done by such person with respect to this Plan.

(b)                                 The Company shall indemnify, to the fullest extent permitted by law, members of the Committee, persons acting as the independent fiduciary and Directors and employees of the Company, both past and present, to whom are or were delegated duties, responsibilities and authority with respect to the Plan, against any and all claims, losses, liabilities, fines, penalties and expenses (including, but not limited to, all legal fees relating thereto), reasonably incurred by or imposed upon such persons, arising out of any act or omission in connection with the operation and administration of the Plan, other than willful misconduct.

3.7.                            Change in Control

(a)                                 Participation.  If a change in control occurs, each eligible person who is participating in the Plan on the date of the change in control shall be entitled to continue participating in the Plan and to make additional deferrals under its terms following the change in control, until he or she ceases to meet the criteria for an “eligible person” specified in Section 2.2 hereof (without regard to designation by the Committee) or the Plan is terminated pursuant to Section 3.5.  No new persons may be designated as eligible to participate in the Plan on or after a change in control.

(b)                                 Legal Expense.  If, with respect to any alleged failure by the Company to comply with any of the terms of this Plan subsequent to a change in control, other than any alleged failure relating to a matter within the control of the independent fiduciary and with respect to which the Company is acting pursuant to a determination or direction of the independent fiduciary, a Participant or beneficiary hires legal counsel or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, obtain benefits promised under or recover damages for breach of the terms of this Plan, then, regardless of the outcome, the Company shall pay, as they are incurred, a Participant’s or beneficiary’s actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to the Participant or beneficiary equal such fees and disbursements.  The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Participant, provided that the Participant shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.

(c)                                  Mandatory Contributions to Rabbi Trust.  If a change in control occurs, the Company shall make mandatory contributions to a Rabbi Trust established pursuant to Section 2.6(d), to the extent required by the provisions of such Rabbi Trust.

(d)                                 Powers of Independent Fiduciary.  Following a change in control, the Plan shall be administered by the independent fiduciary.  The independent fiduciary shall assume the following powers and responsibilities from the Committee and the Company:

(i)                                     The independent fiduciary shall assume all powers and responsibilities assigned to the Committee under Section 3.4 and all other provisions of the Plan, including, without limitation, the sole power and discretion to:

(1)                                 determine all questions arising in the administration and interpretation of the Plan, including factual questions and questions of eligibility to participate and eligibility for benefits;

(2)                                 adjudicate disputes and claims for benefits;

(3)                                 adopt rules relating to the administration of the Plan;

(4)                                 select the investment funds available to Participants under Section 2.6 of the Plan (subject to the requirement that, at all times, such funds constitute a broad range of investment alternatives under the standards pertaining to the range of investments set forth in regulations promulgated by the Department of Labor under section 404(c) of ERISA or any successor provision);

(5)                                 determine the amount, timing and form of benefit payments;

(6)                                 direct the Company and the trustee of the Rabbi Trust on matters relating to benefit payments;

(7)                                 engage attorneys, accountants, actuaries and other professional advisors (whose fees shall be paid by the Company), to assist it in performing its responsibilities under the Plan; and

(8)                                 delegate to one or more persons selected by it, including outside vendors, responsibility for fulfilling some or all of its responsibilities under the Plan.

(ii)                                  The independent fiduciary shall have the sole power and discretion to (1) direct the investment of assets held in the Rabbi Trust, including the authority to appoint one or more investment managers to manage any such assets and (2) remove the trustee of the Rabbi Trust and appoint a successor trustee in accordance with the terms of the trust agreement.

(e)                                  Review of Decisions.

(i)                                     Notwithstanding any provision in the Plan to the contrary, following a change of control, any act, determination or decision of the Company (including its Board or any committee of its Board) with regard to the administration, interpretation and application of the Plan must be reasonable, as viewed from the perspective of an unrelated party and with no deference paid to the actual act, determination or decision of the Company.  Furthermore, following a change in control, any decision by the Company shall not be final and binding on a Participant.  Instead, following a change in control, if a Participant disputes a decision of the Company relating to the Plan and pursues legal action, the court shall review the decision under a “de novo” standard of review.

(ii)                                  Following a change in control, any act, determination or decision of the independent fiduciary with regard to the administration, interpretation and application of the Plan shall be final, binding, and conclusive on all parties.

(f)                                   Company’s Duty to Cooperate.  Following a change in control, the Company shall cooperate with the independent fiduciary as may be necessary to enable the independent fiduciary to carry out its powers and responsibilities under the Plan and Rabbi Trust, including, without limitation, by promptly furnishing all information relating to Participants’ benefits as the independent fiduciary may reasonably request.

(g)                                  Appointment of Independent Fiduciary.  The independent fiduciary responsible for the administration of the Plan following a change in control shall be a committee composed of the individuals who constituted the Company’s Benefit Plans Committee immediately prior to the change in control and the Company’s chief executive officer immediately prior to the change in control.

If, following a change in control, any individual serving on such committee resigns, dies or becomes disabled, the remaining members of the committee shall continue to serve as the committee without interruption.  A successor member shall be required only if there are less than three remaining members on the committee.  If a successor member is required, the successor shall be an individual appointed by the remaining member or members of the committee who (i) is eligible to be paid benefits from the assets of the Rabbi Trust or the larger trust of which it is a part and (ii) agrees to serve on such committee.

If at any time there are no remaining members on the committee (including any successor members appointed to the committee following the change in control), the Trustee shall promptly submit the appointment of the successor members to an arbiter, the costs of which shall be borne fully by the Company, to be decided in accordance with the American Arbitration Association Commercial Arbitration Rules then in effect.  The arbiter shall appoint three successor members to the committee who each meet the criteria for membership set forth above.  Following such appointments by the arbiter, such successor members shall appoint any future successor members to the committee to the extent required above (i.e., if, at any time, there are less than three remaining members on the committee) and subject to the criteria set forth above.

If one or more successor members are required and there are no individuals remaining who satisfy the criteria for membership on the committee, the remaining committee members or, if none, the Trustee, shall promptly submit the appointment of the successor member or members to an arbiter, and the Company shall bear the costs of arbitration, as provided for in the preceding paragraph.

(h)                                 Change in Control Definition.  As used in this Plan, a “change in control” means the first to occur of the following:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a change in control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (D) any acquisition pursuant to a transaction that complies with clauses (1), (2) and (3) of Section 3.7(h)(iii) below;

(ii)                                  Individuals who constitute the Board of Directors of the Company as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then- outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business

Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)                              Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i)                                     Lump Sum Payment.  Upon a Change in Control, the amounts credited in the Deferred Compensation Accounts of each Participant (including retired, active and inactive Participants), whether or not in pay status as of the date of the Change in Control, shall be paid within 45 days after the Change in Control.

Transferred Participants who have accrued a benefit under the Plan as of July 1, 2007 may have been given an election on or before December 15, 2007 to not have the distribution rules under the preceding paragraph apply if a Change in Control occurs after July 1, 2008.  Any Transferred Participant who made such an election will be paid his or her benefit at the time and form that benefits would be paid to the Employee ignoring the special distribution rules that apply under the preceding paragraph.  Once made, the election shall be irrevocable.  If an Employee is not given or does not make an election, the Employee’s benefit shall be paid in accordance with the special distribution rules that apply under the preceding paragraph.

For purposes of this Section 3.7(i), a Change in Control means a Change in Control that is also a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and the Treasury regulations issued thereunder.

3.8.                            Claims

(a)                                 Claim Denials.  The Committee shall maintain procedures with respect to the filing of claims for benefits under the Plan.  Pursuant to such procedures, any Participant or beneficiary (hereinafter called “claimant”) whose claim for benefits under the Plan is denied shall receive written notice of such denial.  The notice shall set forth:

(i)                                     the specific reasons for the denial of the claim;

(ii)                                  a reference to the specific provisions of the Plan on which the denial is based;

(iii)                               any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary; and

(iv)                              a description of the procedures for review of the denial of the claim and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following a denial on review.

Such notice shall be furnished to the claimant within a reasonable period of time, but no later than 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim.  In no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period.  If such an extension is required, written notice thereof shall be furnished to the claimant before the end of the initial 90-day period, which shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

(b)                                 Right to a Review of the Denial.  Every claimant whose claim for benefits under the Plan is denied in whole or in part by the Committee shall have the right to request a review of the denial.  Review shall be granted if it is requested in writing by the claimant no later than 60 days after the claimant receives written notice of the denial.  The review shall be conducted by the Committee.

(c)                                  Decision of the Committee on Appeal.  At any hearing of the Committee to review the denial of a claim, the claimant, in person or by duly authorized representative, shall have reasonable notice, shall have an opportunity to be present and be heard, may submit written comments, documents, records and other information relating to the claim, and may review documents, records and other information relevant to the claim under the applicable standards under ERISA.  The Committee shall render its decision as soon as practicable.  Ordinarily decisions shall be rendered within 60 days following receipt of the request for review.  If the need to hold a hearing or other special circumstances require additional processing time, the decision shall be rendered as soon as possible, but not later than 120 days following receipt of the request for review.  If additional processing time is required, the Committee shall provide the claimant with written notice thereof, which shall indicate the special circumstances requiring the additional time and the date by which the Committee expects to render a decision.  If the Committee denies the claim on review, it shall provide the claimant with written notice of its decision, which shall set forth (i) the specific reasons for the decision, (ii) reference to the specific provisions of the Plan on which the decision is based, (iii) a statement of the claimant’s right to reasonable access to, and copies of, all documents, records and other information relevant to the claim under the applicable standards under ERISA, and (iv) and a statement of the claimant’s right to bring a civil action under ERISA.  The Committee’s decision shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.

(d)                                 Notwithstanding the foregoing, following a change in control, the independent fiduciary shall be responsible for deciding claims and appeals pursuant to the procedures described above.  Any decision on a claim by the independent fiduciary shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.

3.9.                            Successors

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

3.10.                     Governing Law

To the extent not preempted by federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

4.0                               EMPLOYEES OF PARTICIPATING AFFILIATES

4.1.                            Eligibility of Employees of Affiliated Companies

If the Committee allows it in any individual case, this Plan is also available to officers or key employees of a corporation, partnership or other entity that is directly or indirectly controlled by the Company, provided that such officer or employee resides in the United States and is specifically designated as eligible by the Committee.  An entity that is directly or indirectly controlled by the Company (within the meaning of Section 409A) and employs an individual who is a Participant is hereinafter referred to as a “Participating Affiliate.”

4.2.                            Compensation from Participating Affiliates

With respect to Participants who are employed by Participating Affiliates, “Compensation” as used in this Plan shall include all or part of their salary, bonus and/or shares of Gannett common stock issued pursuant to “SIRs” and such other forms of taxable income derived from the performance of services for the Company or any Participating Affiliate (as defined in Section 4.1) as may be designated by the Committee and which may be deferred pursuant to such special terms and conditions as the Committee may establish.

4.3.                            Rights Subject to Creditors

The right of any Participant who is employed by a Participating Affiliate to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company and the Participating Affiliate at the time the Participant elects to defer compensation.  Such a Participant’s right to receive future payments is subject to the claims of the creditors of the Company and the Participating Affiliates in the event of the Company’s or any Participating Affiliate’s insolvency or bankruptcy as provided in the trust agreement.  Plan assets may, in the Committee’s discretion, be placed in a trust but will nevertheless continue to be subject to the claims of the Company’s and the Participating Affiliate’s creditors in the event of the Company’s or the Participating Affiliate’s insolvency or bankruptcy as provided in the trust agreement.  In any event, the Plan is intended to be unfunded under Title I of ERISA.  If the Committee so permits, Participating Affiliates may also contribute assets to the Rabbi Trust in connection with their Plan obligations under this Article.  If, at the election of the Committee, such contributions are not separately accounted for through subtrusts, segregated accounts, or similar arrangements, Plan assets held by the Rabbi Trust will be subject to the claims of the Participating Affiliates’ creditors in the event of any Participating Affiliate’s insolvency or bankruptcy as provided in the trust agreement.

4.4.                            Certain Distributions

Notwithstanding any Payment Commencement Date or Method of Payment selected by a Participant employed by a Participating Affiliate, if such a Participant ceases to be employed by the Company or a Participating Affiliate other than (i) at or after early or normal retirement pursuant to a retirement plan of the Company (i.e., the Participant has attained at least age 55 and has at least 5 years of service), (ii) by reason of the Participant’s death, or (iii) by reason of the Participant’s Disability, the Committee shall distribute such Participant’s benefits as soon as administratively practicable following the Participant’s termination of employment (but not later than 60 days after such termination).

4.5.                            Assignability

The benefits payable under this Plan to an employee of a Participating Affiliate shall not revert to the Company or Participating Affiliate or be subject to the Company’s or Participating Affiliate’s creditors prior to the Company’s or Participating Affiliate’s insolvency or bankruptcy, nor, except pursuant to will or the laws of descent and distribution, shall they be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Participant, the Participant’s beneficiary or the creditors of either, including such liability as may arise from the Participant’s bankruptcy.

5.0                               GANNETT CO., INC. 401(K) SAVINGS PLAN EXCESS CONTRIBUTIONS

5.1.                            Introduction

The Company sponsors the Gannett Co., Inc. 401(k) Savings Plan (the “Savings Plan”), which provides for matching and other employer contributions.  IRS rules limit the benefits that can be provided to highly compensated participants in the Savings Plan.  The purpose of this Article is to provide benefits for certain eligible executives in excess of those that can be provided under the Savings Plan due to IRS limitations that apply to the Savings Plan and to set forth special rules that apply to such benefits.

5.2.                            Eligible Participants

Employees who satisfy all of the following requirements are eligible to receive benefits under this Article 5:  (i) the employee is on corporate payroll; (ii) the employee is an active participant in the Savings Plan for the Plan Year and receives Matching and/or Employer Contributions under the Savings Plan; (iii) the employee’s Compensation for the Plan Year exceeds the compensation limit imposed under Code Section 401(a)(17); and (iv) the employee is not accruing benefits under the Company’s Supplemental Retirement Plan.

5.3.                            Definitions applicable to this Article

The following definitions shall apply for purposes of this Article:

“Compensation” shall mean such term as defined in the Savings Plan except that such definition shall be applied ignoring Code Section 401(a)(17) limits and taking into account salary or bonus amounts that an employee elects to defer into this Plan.

“Employer Contribution” means Company contributions made on behalf of certain eligible participants in the Savings Plan pursuant to the formula set forth in that plan.

“Excess Plan Participant” means an employee who satisfies the eligibility requirements set forth in Section 5.2 to participate in the Plan for the Plan Year.

“Matching Contribution” means Company matching contributions made on behalf of certain eligible participants in the Savings Plan pursuant to the formula set forth in that plan.

“Plan Year” means the calendar year.

“Savings Plan” means the Gannett Co., Inc. 401(k) Savings Plan.

“Savings Plan Compensation” shall mean “Compensation” as defined under the Savings Plan.

5.4.                            Excess Plan Benefit

In the event that an Excess Plan Participant receives an Employer Contribution under the Savings Plan, the Company shall credit such Excess Plan Participant with an amount under this Plan that is calculated by applying the Employer Contribution formula pursuant to which the Excess Plan Participant receives a benefit under the Savings Plan to the amount of the Participant’s Compensation that exceeds his Savings Plan Compensation.

In the event that an Excess Plan Participant receives a Matching Contribution under the Savings Plan, the Company shall credit such Excess Plan Participant with an amount under this Plan that is calculated by applying the Matching Contribution formula pursuant to which the Excess Plan Participant receives a benefit under the Savings Plan to the Participant’s Compensation that exceeds his Savings Plan Compensation; provided that an Excess Plan Participant shall only receive a matching contribution under this Plan for a Plan Year if the Excess Plan Participant makes the maximum elective deferral contribution to the Savings Plan that is permitted under Code Section 402(g).  An Excess Plan Participant does not have to make elective deferrals into the Plan to be credited with the benefits described in this paragraph.

5.5.                            Crediting Benefits

Except for the special Change in Control crediting rule set forth in Section 5.7, Excess Plan Participants shall be credited with benefits under this Article on the first business day of the second month following the Plan Year to which such benefits relate.  A special Deferred Compensation Account shall be established for crediting such benefits.  An Excess Plan Participant can designate how the amounts in such account are deemed to be invested in accordance with the rules set forth in Sections 2.6(b), 2.7 and 2.8; provided that all Company contributions credited under this Article 5 shall initially deemed to be invested in the Gannett stock fund.

5.6.                            Vesting

The same Employer and Matching Contribution vesting rules under the Savings Plan shall apply to benefits under this Article, except that in the event of a Change in Control, all benefits provided under this Article shall become immediately vested.  Any unvested benefits shall be forfeited when an Excess Plan Participant separates from service (within the meaning of Section 409A).

5.7.                            Payment of Benefits

Vested benefits credited to an Excess Plan Participant under this Article shall be paid in a single lump sum cash distribution to the Participant within sixty (60) days after the Excess Plan Participant’s separation from service (within the meaning of Section 409A).  If the Excess Plan Participant is entitled to a benefit under this Article for the Plan Year in which the Excess Plan Participant separates from service, such benefit (if vested) shall be paid to the Excess Plan Participant within sixty (60) days after the date the benefit is credited to his Deferred Compensation Account.

Notwithstanding any provision to the contrary, a distribution triggered by a specified employee’s separation from service (for any reason other than death) may not commence before the date which is 6 months after the date of the specified employee’s separation from service (or if, earlier, the employee’s death).  For purposes of the Plan, a “specified employee” has the meaning set forth in Section 409A.  If this provision is triggered, any amount that would otherwise have been paid during such 6 month period shall be paid on the date that is the first day of the seventh month after such employee’s separation from service (or if, earlier, the employee’s death).  For purposes of this Plan, the date when a Participant is deemed to be separated from service, retired, or terminated shall be determined consistent with the requirements of Section 409A.

No in-service distributions due to an unforeseeable emergency or otherwise shall be permitted for benefits provided for under this Article; except that the special payout rules set forth in Section 3.7(i) shall apply to benefits under this Article in the event of a Change in Control described in that Section.  Additionally, in the event of a Change in Control described in Section 3.7(i), any amounts that would have been credited to a Participant’s account based on the Participant’s year-to-date Compensation as of the date of the Change in Control and ignoring the Savings Plan’s last day of the year employment requirement, shall be immediately credited to the Participant’s account.

5.8.                            Other Plan Provisions.

Other Plan provisions shall apply to benefits under this Article to the extent that they are not inconsistent with the rules set forth in this Article.